Exhibit 18


Board of Directors
Invacare Corporation
One Invacare Way
Elyria, Ohio 44036



The note titled Accounting Policies in the notes to the Consolidation Financial Statements of Invacare Corporation included in its Form 10-K for the year ended December 31, 2005 describes a change in the method of accounting for the valuation of certain inventories from the lower of cost, as determined by the last-in, first-out (LIFO) method, or market, to the lower of cost, as determined by the first-in, first-out (FIFO) method, or market. There are no authoritative criteria for determining a "preferable" inventory accounting method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.


                                                            Very truly yours,


                                                            /s/Ernst & Young LLP



Cleveland, Ohio
March 8, 2006